DSS, Inc.

(Incorporated in New York, United States of America)

December 12, 2023

Private & Confidential
Sent via email

Mr Frank D Heuszel
20611 Prince Creek Dr
Katy Texas 77450

Dear Frank

To facilitate a smooth transition as we work towards drafting and finalizing a new employment agreement, effective January 1, 2024 until a new employment agreement is successfully negotiated and executed ("Interim Period"), you will assume the role and responsibilities as the Chief Executive Officer of the Company on a month-to-month basis. During this Interim Period, your employment may be terminated by either party giving one month's written notice to the other party.

Your base salary is Two Hundred and Sixty Thousand United States Dollars (US$260,000.00) per annum which will be payable to you monthly in arrears. There will be no bonus accrued or payable for this Interim Period.

We would like to discuss the terms of your employment beyond December 31, 2023 with you and hope that a new agreement can be finalised as soon as possible.

Yours Sincerely

Chan Heng Fai Ambrose
Executive Chairman

I, Frank Heuszel, hereby acknowledge and confirm my agreement with the above arrangements.

Frank D Heuszel
Date: 12/12/2023